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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
LearningStar Corp.:

We consent to incorporation by reference in the registration statement on Form S-8 of LearningStar Corp. 2001 Non-Employee Director Stock Option Plan of our reports dated February 16, 2001, except for Notes 2(o) and 22 which are as of March 14, 2001, relating to the consolidated financial statements of Earlychildhood LLC and subsidiary as of December 31, 1999 and 2000, and for the nine months ended December 31, 1998 and each of the years ended December 31, 1999 and 2000, which reports appear in the Form S-4 registration statement of LearningStar Corp.


                                               /s/ KPMG LLP
San Francisco, California
July 6, 2001